August 10, 2012

DNP SELECT INCOME FUND INC.

200 South Wacker Drive, Suite 500

Chicago, Illinois 60606

Re:	Registration Statement on Form N-2 (File Nos. 333-180183 and 811-04915)

Ladies and Gentlemen:

We have served as special Maryland counsel to DNP Select Income Fund Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (collectively, the “Rights Offering”) the sale and issuance of up to 30,600,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), upon the exercise of subscription rights (“Subscription Rights”) to purchase Common Stock which may be issued under one or more subscription rights certificates (each, a “Subscription Rights Certificate”) pursuant to a subscription rights agreement (the “Subscription Rights Agreement”) to be entered into between the Company and the subscription agent named in the Subscription Rights Agreement and the Dealer Manager Agreement (the “Dealer Manager Agreement”) to be entered into among the Company, Duff & Phelps Investment Management Co. and UBS Securities LLC, covered by the above-identified Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1 The Registration Statement, in the form in which it was transmitted to the Commission under the Securities Act;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The form of Dealer Manager Agreement, certified as of the date hereof by the Secretary of the Company;

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

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5. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the Rights Offering, certified as of the date hereof by the Secretary of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7. A certificate executed by T. Brooks Beittel, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise. Each Document submitted to us as a form will be executed by the parties thereto in the form in which it was submitted to us and in a manner consistent with the opinion stated herein.

5. The Subscription Rights will be issued under a valid and legally binding Subscription Rights Agreement that conforms to the description thereof set forth in the prospectus or the applicable prospectus supplement, and will comply with the Charter, the Bylaws and applicable law. The terms of the Subscription Rights will not result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Company.

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6. The Subscription Rights and the Shares will be issued and sold in accordance with the Charter, the Bylaws, the Resolutions and the Dealer Manager Agreement and as contemplated by the Registration Statement.

7. Each person to whom a Share is to be issued by the Company will pay the consideration for such Share in accordance with the Resolutions and the Dealer Manager Agreement and as contemplated by the Registration Statement.

8. The Company does not intend to issue certificates representing the Shares. The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law for any Shares to be issued, on request by a stockholder of the Company.

9. Prior to the issuance of any Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares to be issued upon the exercise of the Subscription Rights are duly authorized and, upon issuance and delivery of the Shares as contemplated by the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

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We hereby consent to the filing of this opinion with the Commission as Exhibit (l) to Item 25 of the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY & LARDNER LLP

/s/ Foley & Lardner LLP